                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
    Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported): April 2, 2001

                               ANDRX CORPORATION
            (Exact name of registrant as specified in its charter)


           Delaware                        0-31475                65-1013859
--------------------------------------------------------------------------------
(State or other jurisdiction of   (Commission File Number)      (IRS Employer
        incorporation)                                       Identification No.)

          4955 Orange Drive, Davie, Florida                        33314
--------------------------------------------------------------------------------
       (Address of principal executive offices)                  (Zip Code)

      Registrant's telephone number, including area code: (954) 584-0300

     --------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

Item 7.   Financial Statements and Exhibits
          ---------------------------------

          (a)  Financial Statements of Business Acquired

               Reports of Independent Auditors and Accountants                   F-1
               Consolidated Balance Sheets as of December 31, 2000 and 1999      F-3
               Consolidated Statements of Operations for the years ended
                 December 31, 2000, 1999 and 1998                                F-4
               Consolidated Statements of Changes in Stockholders' Equity
                 for the years ended December  31, 2000, 1999 and 1998           F-5
               Consolidated Statements of Cash Flows for the years ended
                 December 31, 2000, 1999 and 1998                                F-7
               Notes to Consolidated Financial Statements                        F-8

          (b)  Pro Forma Financial Information

               Introduction to Andrx Corporation and Subsidiaries
                 Unaudited Pro Forma Condensed Consolidated Financial Data       F-35
               Andrx Corporation and Subsidiaries Unaudited Pro Forma
                 Condensed Consolidated Balance Sheet as of March 31, 2001       F-36
               Notes to the Andrx Corporation and Subsidiaries Unaudited
                 Pro Forma Condensed Consolidated Balance Sheet as of
                 March 31, 2001                                                  F-37
               Andrx Corporation and Subsidiaries Unaudited Pro Forma
                 Condensed Consolidated Statements of Operations for the
                 three months ended March 31, 2001                               F-38
               Andrx Corporation and Subsidiaries Unaudited Pro Forma
                 Condensed Consolidated Statements of Operations for the year
                 ended December 31, 2000                                         F-39
               Notes to the Andrx Corporation and Subsidiaries Unaudited
                 Pro Forma Condensed Consolidated Statements of Operations
                 for the three months ended March 31, 2001 and the year
                 ended December 31, 2000                                         F-40

                                  SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                  ANDRX CORPORATION



Date: June 15, 2001.              By: /s/ Scott Lodin
                                     -------------------------------------------
                                     Scott Lodin, Esq., Executive Vice President
                                     and General Counsel

                        Report of Independent Auditors

To the Board of Directors and Stockholders of Mediconsult.com, Inc.

We have audited the consolidated balance sheet of Mediconsult.com, Inc. as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Mediconsult.com, Inc. as of December
31, 1999 and for the years ended December 31, 1999 and 1998 were audited by other auditors whose report dated March 20, 2000, except for footnote 20, which is dated as of March 31, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mediconsult.com, Inc. at December 31, 2000 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Mediconsult.com, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company is presently in default on its notes payable. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                             /s/ Ernst & Young LLP


March 21, 2001

Report of Independent Accountants


To the Board of Directors and Shareholders of Mediconsult.com Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mediconsult.com Inc. and its subsidiaries at December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS

Chartered Accountants

Hamilton, Bermuda
March 20, 2000, except for footnote 20, which is dated March 31, 2000.

                             Mediconsult.com, Inc.

                          Consolidated Balance Sheets

                                                                                     December 31
                                                                            2000                    1999
                                                                  ------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                                                $   1,328,427            $ 22,320,814
 Accounts receivable, net of allowance for doubtful accounts of $110,857 and $31,875 at December 31, 2000 and 1999,
   respectively                                                                 237,254               1,062,574
 Unbilled Revenue                                                                     -               3,433,663
 Prepaid expenses and other current assets                                    1,658,215                 556,646
                                                                  ------------------------------------------------
 Total current assets                                                         3,223,896              27,373,697

 Fixed assets, net (Notes 2 and 6)                                            2,654,696               2,291,772
 Intangible assets, net (Notes 2 and 7)                                       4,750,000             193,115,481
                                                                  ------------------------------------------------
Total assets                                                              $  10,628,592            $222,780,950
                                                                  ================================================

Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable and accrued expenses                                    $   7,219,729            $ 10,591,054
 Advances from shareholder (Note 9)                                                   -                 314,979
 Deferred revenue                                                               366,562                 322,488
 Notes payable (Note 8)                                                       2,334,549               4,974,100
                                                                  ------------------------------------------------
Total current liabilities                                                     9,920,840              16,202,621
                                                                  ------------------------------------------------

Commitments and contingencies (Note 18)                                               -                       -

Mandatorily redeemable:
 Senior preferred stock, $0.001 par value, 5,000,000 shares
 authorized, 1,000,000 shares designated, no shares issued
 and outstanding at December 31, 2000 and 1999                                        -                       -

Stockholders' equity:
 Junior preferred stock $0.001 par value, 4,000,000 shares
   designated, none issued and outstanding
   at December 31, 2000 and 1999, respectively                                        -                       -
Common stock, $.001 par value, 100,000,000 shares authorized,
   54,224,312 and 49,633,275 shares issued and outstanding at
   December 31, 2000 and 1999, respectively                                      54,224                  49,634
Additional paid-in capital                                                  266,682,784             257,263,537
Deferred compensation                                                        (9,873,814)            (16,051,925)
Accumulated deficit                                                        (256,155,442)            (34,682,917)
                                                                  ------------------------------------------------
Total stockholders' equity                                                      707,752             206,578,329
                                                                  ------------------------------------------------
Total liabilities and stockholders' equity                                $  10,628,592            $222,780,950
                                                                  ================================================

See accompanying notes.

                             Mediconsult.com, Inc.

                     Consolidated Statements of Operations

                                                                    Year ended December 31
                                                         2000                 1999                 1998
                                                 --------------------------------------------------------------
Revenues                                            $  20,588,513         $  6,362,226          $ 1,030,934

Operating expenses:
 Product and content development                       22,703,145            7,574,171            1,316,188
 Marketing, sales and client services (Note 2)         14,085,471           11,934,645            1,811,710
 General and administrative                             6,728,606            7,055,865            1,012,719
 Depreciation and amortization                         43,258,747            3,758,210              170,439
 Restructuring charge (Note 12)                         2,168,321                    -                    -
 Charge for impairment of long-lived assets
  (Note 13)                                           150,107,598                    -                    -
 Fair value of options granted to employees             1,167,208            2,031,251              275,145
 Fair value of options and warrants granted
  to consultants and third parties (Note 14)            1,805,347            1,834,175            1,354,000
                                                 --------------------------------------------------------------
Total operating expenses                              242,024,443           34,188,317            5,940,201
                                                 --------------------------------------------------------------

Loss from operations                                 (221,435,930)         (27,826,091)          (4,909,267)
Interest (expense) income, net                            (36,595)           1,542,185                    -
                                                 --------------------------------------------------------------
Net loss                                             (221,472,525)         (26,283,906)          (4,909,267)
Dividends on preferred stock                                    -             (945,505)                   -
                                                 --------------------------------------------------------------
Net loss attributable to common stockholders        $(221,472,525)        $(27,229,411)         $(4,909,267)
                                                 ==============================================================

Per common share data:
Basic and diluted net loss per share                       $(4.17)              $(1.02)              $(0.27)
                                                 ==============================================================
Weighted-average shares of common stock
 outstanding used in computing basic and
 diluted net loss per share                            53,050,462           26,711,890           17,910,898
                                                 ==============================================================

See accompanying notes.

                             Mediconsult.com, Inc.

          Consolidated Statements of Changes in Stockholders' Equity

                 Years ended December 31, 2000, 1999 and 1998

                                                                Junior Preferred Stock           Common Stock
                                                        ------------------------------------  --------------------     Additional
                                                                Shares           Amount         Shares     Amount    Paid-in Capital
                                                        ----------------------------------------------------------------------------
Balance at January 1, 1998                                          250,000    $ 2,500,000    17,291,400   $17,291     $  1,651,256
Shares issued in exchange for services                                    -              -       100,000       100          119,900
Shares issued for acquisition of PharmInfo.com                            -              -       100,000       100          818,650
Stockholder advances converted to shares                            180,000      1,800,000             -         -                -
Stock options exercised                                                   -              -     1,028,550     1,029          253,199
Compensation to nonemployees                                              -              -             -         -        1,354,000
Issuance of compensatory stock options                                    -              -             -         -        1,045,976
Amortization of deferred compensation                                     -              -             -         -                -
Net loss                                                                  -              -             -         -                -
                                                        ----------------------------------------------------------------------------
Balance at December 31, 1998                                        430,000      4,300,000    18,519,950    18,520        5,242,981

Issuance of common stock in exchange for services and
 membership interest in Pharma Marketing LLC                              -              -       200,000       200        1,649,800
Shares issued for acquisition of subsidiaries                             -              -    19,446,571    19,447      166,732,938
Beneficial conversion of Senior Redeemable Preferred
 Stock                                                                    -              -             -         -          859,505
Issuance of common stock in secondary public offering,
 net of issuance costs of $5,411,208.                                     -              -     4,800,000     4,800       56,983,992
Accretion of Senior Preferred redeemable dividend                         -              -             -         -         (859,505)
Accretion of Junior Preferred dividend                                8,600         86,000             -         -          (86,000)
Conversion of Senior Preferred Stock to Common Stock                      -              -       506,329       506        3,159,494
Junior preferred shares converted to common stock                  (438,600)    (4,386,000)    3,732,752     3,733        4,382,267
Stock options exercised                                                   -              -     2,236,400     2,237          249,361
Amortization of deferred compensation related to shares
 issued to Pharma Marketing LLC                                           -              -             -         -                -
Issuance of compensatory stock options                                    -              -             -         -       13,162,053
Deferred compensation associated with options issued
 in connection with acquisitions                                          -              -             -         -        3,841,314
Issuance of stock upon warrants exercise                                  -              -        91,273        91          111,262
Issuance of stock upon cash-less exercise of warrants                     -              -       100,000       100             (100)
Issuance of warrants to consultants for services                          -              -             -         -        1,834,175
Amortization of deferred compensation                                     -              -             -         -                -
Amortization of deferred compensation to third parties                    -              -             -         -                -
Net loss                                                                  -              -             -         -                -

                                                                  Deferred      Accumulated
                                                                Compensation      Deficit        Total
                                                             ---------------------------------------------
Balance at January 1, 1998                                     $   (113,277)  $ (3,489,744) $    565,526
Shares issued in exchange for services                                    -              -       120,000
Shares issued for acquisition of PharmInfo.com                            -              -       818,750
Stockholder advances converted to shares                                  -              -     1,800,000
Stock options exercised                                                   -              -       254,228
Compensation to nonemployees                                              -              -     1,354,000
Issuance of compensatory stock options                           (1,045,976)             -             -
Amortization of deferred compensation                               275,144              -       275,144
Net loss                                                                  -     (4,909,267)   (4,909,267)
                                                             -------------------------------------------
Balance at December 31, 1998                                       (884,109)    (8,399,011)      278,381

Issuance of common stock in exchange for services and
 membership interest in Pharma Marketing LLC                     (1,650,000)             -             -
Shares issued for acquisition of subsidiaries                             -              -   166,752,385
Beneficial conversion of Senior Redeemable Preferred
 Stock                                                                    -              -       859,505
Issuance of common stock in secondary public offering,
 net of issuance costs of $5,411,208.                                     -              -    56,988,792
Accretion of Senior Preferred redeemable dividend                         -              -      (859,505)
Accretion of Junior Preferred dividend                                    -              -             -
Conversion of Senior Preferred Stock to Common Stock                      -              -     3,160,000
Junior preferred shares converted to common stock                         -              -             -
Stock options exercised                                                   -              -       251,598
Amortization of deferred compensation related to shares
 issued to Pharma Marketing LLC                                   1,454,300              -     1,454,300
Issuance of compensatory stock options                          (13,162,053)             -             -
Deferred compensation associated with options issued
 in connection with acquisitions                                 (3,841,314)             -             -
Issuance of stock upon warrants exercise                                  -              -       111,353
Issuance of stock upon cash-less exercise of warrants                     -              -             -
Issuance of warrants to consultants for services                 (1,834,175)             -             -
Amortization of deferred compensation                             2,031,251              -     2,031,251
Amortization of deferred compensation to third parties            1,834,175              -     1,834,175
Net loss                                                                  -    (26,283,906)  (26,283,906)

                            Mediconsult.com, Inc.

                 Years ended December 31, 2000, 1999 and 1998

                                                               Junior Preferred Stock             Common Stock
                                                        ---------------------------------- ------------------------     Additional
                                                               Shares           Amount          Shares     Amount   Paid-in Capital
                                                        ----------------------------------------------------------------------------
Balance at December 31, 1999                                              -  $           -     49,633,275   $49,634    $257,263,537
Shares issued for acquisition of subsidiaries                             -              -        468,837       469       2,919,287
Issuance of common stock in exchange for cash                             -              -      2,600,000     2,600       6,497,400
Stock options exercised                                                   -              -      1,467,606     1,467         979,853
Amortization of deferred compensation related to shares                   -              -              -         -         225,500
 issued to Pharma Marketing LLC
Issuance of compensatory stock options                                    -              -              -         -       2,863,864
Deferred compensation associated with warrants in
 exchange for services to third parties                                   -              -              -         -               -
Forfeiture of compensatory stock options                                  -              -              -         -      (8,812,805)
Issuance of stock in exchange for services                                -              -         54,594        54          62,451
Issuance of warrants to consultants for services                          -              -              -         -       4,990,000
Amortization of deferred compensation                                     -              -                        -               -
Reversal of deferred compensation to third parties                        -              -              -         -        (306,303)
Net loss                                                                  -              -              -         -               -
                                                        ---------------------------------------------------------------------------
Balance at December 31, 2000                                              -  $           -     54,224,312   $54,224    $266,682,784
                                                        ===========================================================================


                                                                 Deferred      Accumulated
                                                               Compensation      Deficit         Total
                                                        ----------------------------------------------------
Balance at December 31, 1999                                   $(16,051,925) $ (34,682,917) $ 206,578,329
Shares issued for acquisition of subsidiaries                             -              -      2,919,756
Issuance of common stock in exchange for cash                             -              -      6,500,000
Stock options exercised                                                   -              -        981,320
Amortization of deferred compensation related to shares
 issued to Pharma Marketing LLC                                     195,700              -        421,200
Issuance of compensatory stock options                           (2,863,864)             -              -
Deferred compensation associated with warrants in
 exchange for services to third parties                           3,856,262              -      3,856,262
Forfeiture of compensatory stock options                          8,812,805              -              -
Issuance of stock in exchange for services                                -              -         62,505
Issuance of warrants to consultants for services                 (4,990,000)             -              -
Amortization of deferred compensation                             1,167,208              -      1,167,208
Reversal of deferred compensation to third parties                        -              -       (306,303)
Net loss                                                                  -   (221,472,525)  (221,472,525)
                                                        -------------------------------------------------
Balance at December 31, 2000                                   $ (9,873,814) $(256,155,442) $     707,752
                                                        =================================================

See accompanying notes.

                             Mediconsult.com, Inc.

                     Consolidated Statements of Cash Flows

                                                                                Year ended December 31
                                                                   2000                 1999                  1998
                                                       --------------------------------------------------------------
Cash Flows from Operating Activities
Net loss                                                      $(221,472,525)        $(26,283,906)         $(4,909,267)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation of fixed assets                                    2,993,999              626,440              170,439
  Charge for impairment of long-lived assets                    150,107,598                    -                    -
  Restructuring charge                                            2,763,031                    -                    -
  Bad debts expense                                                 219,179                    -                    -
  Amortization of intangible assets                              40,264,748            3,131,770                    -
  Services received in exchange for warrants and
   common stock                                                   3,918,767                    -              120,000
  Reversal of deferred compensation to third parties               (306,303)                   -                    -
  Amortization of deferred compensation related to
   shares issued for services and membership interest
   in Pharma Marketing LLC                                          421,200            1,454,300                    -
  Fair value of options and warrants granted to
   consultants and employees                                      1,167,208            3,865,426            1,629,144
  Changes in assets and liabilities:
   Accounts receivable, net                                         606,141             (618,499)              22,020
   Unbilled revenue                                               3,433,663           (3,433,663)                   -
   Prepaid expenses and other current assets                        248,431             (401,322)                   -
   Accounts payable and accrued expenses                         (6,132,044)           7,374,835              201,014
   Deferred revenue                                                  44,074             (107,000)             107,000
                                                       --------------------------------------------------------------
Net cash used in operating activities                           (21,722,833)         (14,391,619)          (2,659,650)
                                                       --------------------------------------------------------------

Cash Flows from Investing Activities
Fixed assets purchases                                           (3,857,855)          (2,405,857)             (30,225)
Proceeds from sale of assets                                        276,892                    -                    -
Acquisition of subsidiaries, net of cash acquired of
 $166,220 in 1999                                                  (215,381)         (21,329,896)                   -
                                                       --------------------------------------------------------------
Net cash used in investing activities                            (3,796,344)         (23,735,753)             (30,225)
                                                       --------------------------------------------------------------

Cash Flows from Financing Activities
Proceeds of advances from shareholder                                     -              629,989            2,169,751
Repayment of advances from shareholder                             (314,979)            (828,599)                   -
Payment of long-term debt                                        (2,639,551)                   -                    -
Proceeds from issuance of senior redeemable preferred
 shares, net of offering costs of $40,000                                 -            3,160,000                    -
Proceeds from issuance of common stock                            6,500,000                    -                    -
Proceeds from exercise of warrants                                        -              111,353                    -
Proceeds from issuance of common stock in a secondary
 offering, net of issuance costs of $5,411,208                            -           56,988,792                    -
Proceeds from exercise of stock options                             981,320              251,598              254,228
                                                       --------------------------------------------------------------
Net cash provided by financing activities                         4,526,790           60,313,133            2,423,979
                                                       --------------------------------------------------------------
(Decrease) increase in cash                                     (20,992,387)          22,185,761             (265,896)
Cash and cash equivalents at beginning of year                   22,320,814              135,053              400,949
                                                       --------------------------------------------------------------
Cash and cash equivalents at end of year                      $   1,328,427         $ 22,320,814          $   135,053
                                                       ==============================================================
Supplemental disclosure of cash flow information
Cash paid for interest                                        $     183,889         $          -          $         -
                                                       ==============================================================

                             Mediconsult.com, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 2000

1. Organization and Need for Future Capital

Mediconsult.com, Inc. ("Mediconsult" or the "Company") is a provider of physician and patient-oriented healthcare information and services on the worldwide web. The Company's sites provide a source of medical information and are designed to empower physicians and consumers through increased professional and consumer education regarding medical conditions and treatment alternatives. These sites also provide a destination on the Internet where visitors can interact with others in communities centered around chronic medical conditions and other health issues. The Company facilitates this environment through an array of complementary services such as moderated on-line support groups and discussion forums. The Company operates in an environment of rapid change in technology and is dependent upon the continued services of its current employees, consultants and subcontractors.

The Company was originally incorporated under the laws of the State of Colorado in October 1989. In April 1996, the Company purchased Mediconsult.com Limited ("MCL"), a Bermuda corporation through a merger in which MCL became a wholly-owned subsidiary of the Company. In December 1996, the Company consummated a reincorporation merger pursuant to which Mediconsult became a Delaware corporation.

In April 1999, the Company sold 4,800,000 shares of common stock in a secondary public offering for $13 per share. The Company raised $56,988,792, net of offering expenses.

The Company has incurred significant losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. At December 31, 2000 and 1999, the Company had an accumulated deficit of ($256,155,442) and ($34,682,917), respectively, and working capital (deficit) of ($6,696,944) and $11,171,076, respectively. The Company is presently in default on notes payable which were due on October 31, 2000. The Company needs to obtain additional capital and to reduce liabilities in the first quarter of fiscal 2001. Management's current plan, which is dicussed in greater detail below, includes merging with a wholly-owned subsidiary of Andrx Corporation ("Andrx"). In the event the Company's planned merger with Andrx is not completed or if the Company is otherwise unable to obtain capital on appropriate terms, operations would need to be significantly scaled back or discontinued.

                             Mediconsult.com, Inc.

1. Organization and Need for Future Capital (continued)

The board of directors of the Company and the Company's shareholders approved a merger agreement with Andrx, on March 20, 2001, under which the Company will become a wholly-owned subsidiary of Andrx.

Under the agreement, each share of common stock of the Company, issued and outstanding immediately prior to the effective time of the merger will automatically convert into 0.1430 shares of Cybear tracking stock, subject to adjustment. In addition, options and warrants to acquire shares of the Company's common stock outstanding immediately before the effective time of the merger will be assumed by Andrx and converted into options and warrants to acquire shares of Cybear tracking stock at the rate of 0.1430 shares of Cybear tracking stock for each share of Company common stock. The Cybear tracking stock is a class of Andrx common stock designed to track the financial performance of Andrx's Internet business that is referred to as the Cybear Group.

In connection with the merger, the Company entered into a credit agreement with Cybear Inc., a wholly-owned subsidiary of Andrx, whereby, Cybear Inc. agreed to provide the Company with up to $2,000,000 in interim financing to fund the Company's operating activities until the effective time of the merger. Amounts borrowed under such credit agreement are due on July 15, 2001, and collateralized by all of the outstanding shares of common stock of Physicians Online, Inc. ("POL"), a wholly-owned subsidiary of the Company. In the event that the merger agreement is terminated, the amount due is convertible into shares of the Company's common stock at a conversion price of $0.125 per share. In addition, the Company issued to Cybear Inc. a warrant to purchase 8,926,502 shares of the Company's common stock at an exercise price of $0.125 per share, exercisable at any time after the merger agreement is terminated up to January 9, 2006. In the event that the merger is terminated under certain conditions defined in the merger agreement, the breaching party will pay the other party a termination fee of $750,000. Additionally, the Company will pay Andrx a termination fee of $1,000,000 and will issue to Andrx a warrant to purchase up to 19.9% of the then outstanding capital stock of the Company.

                             Mediconsult.com, Inc.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include allowance for doubtful accounts, valuation of intangibles, estimated useful lives of tangible and intangible assets, contingencies, percentage of completion contracts, fair value of options and warrants and accruals. Actual results could differ from those estimates.

Basis of Consolidation

These consolidated financial statements include the accounts of Mediconsult and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company's revenues are derived primarily from the development and implementation of on-line educational marketing and advertising programs for pharmaceutical and other healthcare companies. Development work could include marketing research, focus-group testing, on-line testing of visitor preferences, and development of customized client web sites. Effective January 1, 2000, the Company changed its method of revenue recognition in accordance with Staff Accounting Bulletin ("SAB") No 101, "Revenue Revognition in Financial Statements." Previously, the Company had recognized revenue on the basis of contractual commitments over the period of each engagement using the percentage-of-completion method based on labor hours and costs incurred as the measure of progress towards completion. Under the new accounting method adopted retroactive to January 1, 2000, the Company now recognizes revenue upon acceptance of the deliverables of the project at the customer's site, when applicable. There was no cumulative effects on prior and current year results.

                             Mediconsult.com, Inc.

2. Significant Accounting Policies (continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held at four financial institutions. Accounts receivable are typically uncollateralized and are derived from revenues earned from pharmaceutical customers primarily located in the United States. Management performs ongoing credit evaluations of the Company's customers and maintains reserves for potential credit losses. During 2000 one customer accounted for 63% of total revenue, and in 1999 and 1998, two customers accounted for 76% and 65% of total revenues, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments which have original maturities of three months or less, when acquired, to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

Software Development Costs

The Company accounts for software development in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for Costs of Computer Software to Be Sold, Leased or Marketed" which requires that certain software product development costs incurred after establishment of technological feasibility have been established, be capitalized and amortized, commencing the general release of the software to the public, over the economic life of the product. To date, the Company has not incurred such costs.

Software acquired from third parties or obtained in business combinations is depreciated over its useful lives.

                             Mediconsult.com, Inc.

Fixed Assets

Fixed assets comprised mainly of purchased computer equipment and software are recorded at cost and depreciated using the straight-line method over their estimated useful lives of two years. Amortization of leasehold improvements is provided for on the straight-line method over the lives of the respective leases or the useful lives of the improvements, whichever is shorter, ranging from one to two years. The carrying amounts and accumulated depreciation for fixed assets sold or retired are eliminated from the respective accounts. Gains or losses realized on disposition are reflected in the accompanying consolidated statements of operations.

Intangible Assets

Intangible assets are comprised mainly of software, customer lists, goodwill and the content and design of certain web sites. Intangible assets are amortized on a straight-line basis over the estimated future periods to be benefited ranging from three to five years.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted cash flows of the businesses acquired. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. An impairment loss has been recorded related to the restructuring and proposed merger of the Company (see Note 13).

Marketing, Sales And Client Services

Advertising costs are recorded as expense the first time an advertisement appears. All other advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs. Advertising expense for the years ended December 31, 2000 and 1999 was approximately $1,100,000 and $500,000 respectively.

                             Mediconsult.com, Inc.

2. Significant Accounting Policies (continued)

Employee Stock Option Compensation

The Company accounts for employee stock-based compensation in accordance with SFAS No. 123, "Accounting For Stock-Based Compensation." The Company recognizes as an expense the fair value of options granted to employees, on the date of the grant, and amortizes such expense over the vesting period. The fair value of stock options is estimated using the Black-Scholes option-pricing model that takes into account the exercise price, expected life of the options, current market price of the common stock and its expected volatility, expected dividends on the common stock, and the risk-free interest rate based on zero-coupon U.S. government issues with a remaining term equal to the expected life of the options.

Consultant Stock Option and Third Party Warrant Compensation

The fair value of options and warrants granted to nonemployees for services rendered is recognized as an expense in accordance with EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Income Taxes

The Company accounts for income taxes in accordance with the provisions of SFAS 109, "Accounting for Income Taxes." SFAS 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at the enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is established for any deferred tax assets not expected to be recoverable. The Company has not filed income tax returns with federal state or local agencies as of December 31, 2000.

                             Mediconsult.com, Inc.

Basic and Diluted Net Loss Per Share

Basic earnings (loss) per share is computed by dividing the net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during a period, consisting primarily of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive. Loss available to common shareholders is computed by increasing net loss for dividends declared in the period on preferred stock and the dividends accumulated for the period on cumulative preferred stock from net loss.

Comprehensive Income

The Company records comprehensive income in accordance with SFAS 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting comprehensive income (loss) and its components in a financial statement. Comprehensive income (loss) as defined includes all changes in equity (net assets) during a period from nonowner sources. For all years presented, the Company's comprehensive loss was equal to its net loss.

Segments

The Company provides disclosures on its segments in accordance with SFAS 131, "Disclosures About Segments Of An Enterprise And Related Information." This statement establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company operates in a single segment and therefore, the adoption of SFAS 131 has had no impact on the financial statements of the Company.

                             Mediconsult.com, Inc.

Fair Values of Financial Instruments

SFAS 107 "Disclosure About The Fair Value Of Financial Instruments," requires disclosure about the fair value of certain financial instruments. The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, notes payable and advances from shareholder are carried at cost which approximates their fair value because of the short-term maturity of these instruments.

Recent Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. In May 1999, the FASB voted to delay the effective date of SFAS 133 by one year, meaning the Company will be required to adopt this standard in 2001. Management does not anticipate that the adoption of the standard will have a significant effect on the consolidated financial position or results of operation of the Company.

Management believes that the future adoption of recently issued accounting standards will not have a material impact on the Company's consolidated financial statements. Staff Accounting Bulletin 101, "Revenue Recognition," issued in December 1999 by the Securities and Exchange Commission, if enacted earlier would have had no impact on 2000 and 1999 revenues as reported.

                             Mediconsult.com, Inc.

3. Acquisitions

All acquisitions were accounted for as purchase business combinations under APB 16 "Business Combinations."

PharmInfo.Com

On December 31, 1998, the Company acquired the content and design of the PharmInfo.com Website in exchange for 100,000 shares of Mediconsult common stock. The total purchase price was $800,000, equivalent to the quoted market price of the Company's shares on the date of close, which was recorded as goodwill. The goodwill is being amortized on a straight-line basis over an estimated useful life of three years.

INCIID.Org

INCIID.ORG is a website providing information on infertility. In February 1999, Mediconsult entered into an exclusive sponsorship agreement with the InterNational Counsel of Infertility Information Dissemination, a not-for-profit organization, relating to INCIID.ORG and granted Mediconsult the sole right to place advertisements on the website, to link traffic, and manage the content on the website. The relationship has been terminated by Mediconsult and is the subject of a pending settlement (see Note 19).

Cyberdiet, Inc.

On May 11, 1999, the Company completed the acquisition of CyberDiet, Inc., which provides tailored nutritional information and programs, in exchange for 400,000 shares of Mediconsult common stock. The total purchase price, including acquisition costs and assumption of net liabilities, was $2,800,000. The fair value of shares provided as consideration was determined by the market price of the shares at the announcement date (February 25, 1999). The excess of the purchase price over net assets acquired was recorded as goodwill and was amortized on a straight-line basis over five years. In December 2000, the Cyberdiet.com website and certain related assets were sold to DietWatch.com, Inc. in exchange for $250,000 in cash, and DietWatch.com stock valued at $1,000,000, of which 10% of the shares are held in escrow at December 31, 2000, and will be received by the Company. The $250,000 is payable in two tranches of which $100,000 was received in December 2000. The loss on the sale was recorded as part of the change for impairment of long-lived assets and restructing charge for the year ended December 31, 2000.

                             Mediconsult.com, Inc.

3. Acquisitions (continued)

Cyber-Tech, Inc.

On June 14, 1999, the Company acquired all of the capital stock of Cyber-Tech, Inc. ("Cyber-Tech"), a company that has developed on-line content and tools focused on heart disease and related areas. The consideration paid to Cyber-Tech shareholders consisted of $3,765,000 in cash and 267,732 shares of Mediconsult common stock. The total transaction value, including acquisition costs, was $7,600,000. The fair value of shares provided as consideration was determined by the market price of the shares at the transaction date. The excess of the purchase price over net assets acquired was allocated to goodwill and other intangible assets. Goodwill and other intangible assets were amortized on a straight-line basis over an estimated useful life of three to five years.

A summary of the total purchase price for the acquisition of Cyber-Tech is as follows:

      Cash                                                 $3,765,000
      Mediconsult common stock                              3,750,000
      Other direct acquisition costs                           99,219
                                                        ---------------
                                                           $7,614,219
                                                        ===============

A summary of the allocation of the total purchase price is as follows:

      Tangible net assets acquired                         $    4,403
      Other intangible assets                                 500,000
      Goodwill                                              7,109,816
                                                        ---------------
                                                           $7,614,219
                                                        ===============

Certain assets of Cyber-Tech, including the heartinfo.org website, were sold to Quadrant Healthcom in November 2000 in exchange for $100,000. The loss on the sale was recorded as part of the charge for impairment of long-lived assets and restructing charge for the year ended December 31, 2000.

                             Mediconsult.com, Inc.

3. Acquisitions (continued)

Mood Sciences, Inc.

Mood Sciences, Inc., a company that specializes in mental health disease management innovations, was acquired on October 27, 1999, in exchange for 215,000 shares of Mediconsult common stock. The total purchase price, including acquisition costs of $200,000 and assumption of net liabilities of $200,000, was $1,900,000. The fair value of shares provided as consideration was determined by the market price of the shares at the transaction date. The excess of the purchase price over net assets acquired was recorded as goodwill and was amortized on a straight-line basis over five years. On March 20, 2001, the Company sold substantially all of the assets of Mood Sciences, Inc. to the founder of Mood Sciences for an immaterial amount which resulted in a immaterial loss. The Company expects to complete this transaction in the first quarter of 2001.

Physicians' Online, Inc.

On December 16, 1999, the Company acquired the shares of POL, a provider of an exclusive network for physicians in addition to on-line medical information and communications. POL operates a secure, physicians-only environment featuring access to medical databases, daily medical news, continuing medical education credits, clinical symposia, e-mail accounts, Internet access, and other services. As consideration for the acquisition, the Company issued approximately
18.5 million shares of Mediconsult common stock. The total value of consideration was $183,100,000, including the assumption of debt and acquisition costs. The fair value of shares provided as consideration to the previous shareholders was determined by the market price of the shares at the announcement date (September 7, 1999). The effect on the purchase price of the POL vested options was computed in accordance with SFAS 123, the value of which was not material. Identifiable intangible assets resulting from the transaction are amortized over periods ranging from three to five years.

A summary of the total purchase price for the acquisition of Physicians' Online, Inc. is as follows:

    Mediconsult common stock issued to POL stockholders        $156,779,105
    Other direct acquisition costs                                6,885,346
    Assumption of liabilities                                    20,333,786
                                                        -------------------
                                                               $183,998,237
                                                        ===================

                             Mediconsult.com, Inc.

3. Acquisitions (continued)

A summary of the allocation of the total purchase price is as follows:

    Current assets                                            $    419,483
    Fixed assets                                                   430,779
    Customer list                                                6,206,000
    Software                                                     7,730,000
    Work force                                                   2,142,000
    Trademark                                                    6,152,000
    Goodwill                                                   160,917,975
                                                        -------------------
                                                              $183,998,237
                                                        ===================


The fair value assigned to intangible assets acquired was based on an appraisal of such assets as of the date of acquisition and the assets are being amortized on a straight-line basis over their respective useful lives. The estimated useful life of software is three years, work force is four years, and all other intangible assets, including goodwill, have an estimated useful life of five years. Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired.

Web Northstar Interactive, Corp.

On February 11, 2000, the Company acquired Web Northstar Interactive, Corp. ("NIC"), an entity engaged in the development and marketing of certain market research software and services, in exchange for 435,161 shares of the Company's common stock in addition to $200,000 cash consideration. The total purhase price, including professional fees associated with the acquisition, was $2,800,000. The fair value of the shares provided as consideration was determined by the market price of the shares at the transaction date. For the purpose of the acquisition, the Company established Northstar Acquisition Inc. ("NAI"), a wholly-owned subsidiary of the Company. On February 11, 2000, NIC merged into NAI. The excess of the purchase price over net assets acquired was recorded as goodwill and is being amortized over its estimated useful life of five years.

                             Mediconsult.com, Inc.

3. Acquisitions (continued)

Storknet.Com URL

On March 21, 2000, the Company acquired certain assets of Doerr Consulting, including the Storknet.com URL, customer lists and other intangible and tangible assets for a total consideration of $200,000 payable in 33,676 shares of the Company's common stock. The total purchase price including professional fees was $210,000. The fair value of the shares provided as consideration was determined by the market price of the shares at the transaction date. The Company is amortizing the intangible assets obtained in the acquisition, over their estimated useful life of three years.

Unaudited Pro Forma Results of Operations

Had the acquisitions of PharmInfo.com, Cyberdiet, Inc. Cyber-Tech, and Mood Sciences, Inc. occurred on January 1, 1998, the unaudited pro forma revenue, net loss and related basic and diluted net loss per share for the years ended December 31, 1999 and 1998 would have been $700,000 and $2,200,000, $29,500,000 and $7,400,000, and $1.12 and $0.39, respectively. Had the acquisition of Physicians' Online, Inc. occurred on January 1, 1998, the unaudited pro forma revenue, net loss and related basic and diluted net loss per share for the years ended December 31, 1999 and 1998 would have been $12,000,000 and $7,100,000,
$74,700,000 and $52,900,000, and $1.68 and $1.45, respectively. Had all acquisitions occurred on January 1, 1998, the unaudited pro forma revenue, net loss and related basic and diluted net loss per share for the years ended December 31, 1999 and 1998 would have been $12,600,000 and $8,200,000,
$77,000,000 and $37,400,000, and $1.72 and $1.48, respectively. Note that the per share data was adjusted to reflect the weighted-average number of shares of common stock as a result of the acquisitions. These unaudited pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had the acquisitions been consummated on January 1, 1998.

                             Mediconsult.com, Inc.

4. Pharma Marketing, LLC

On September 7, 1999, the Company entered into various agreements (collectively "Agreements") whereby, among other things, the Company purchased a 35% membership interest of Pharma Marketing, LLC ("Pharma"), an entity organized to perform certain sales and marketing operations of the Company and operate solely on behalf of the Company, for $1,250,000 and 200,000 shares of the Company's common stock. The remaining 65% of Pharma is owned by a certain individual ("Individual"). Under the terms of the Agreements, Pharma distributed to the individual the $1,250,000 contributed by the Company and 100,000 of the 200,000 shares contributed by the Company. The remaining 100,000 shares were distributed to the individual in September 2000. For financial reporting purposes, the cash contributed to Pharma has been deemed to be cost of services provided by the Individual and as such have been expensed. Total expense, which includes the cash contributed, other expenses, and the fair value of Company common stock issued to the Individual, recorded in connection with these agreements for the year ended December 31, 2000 and 1999 approximated $421,200 and $3,730,000, respectively.

MCL has entered into a service agreement with Pharma under which Pharma agrees to provide pharmaceutical sales and marketing services to MCL and its affiliates. Under this service agreement, Pharma is entitled to receive a monthly retainer and commissions based on revenues generated under contracts that Pharma assists in obtaining. Pharma entered into an employment agreement with the Individual, under which, the Individual is principally responsible for performing the services under Pharma's service agreement with MCL.

Subject to certain conditions described in the operating agreement, the members of Pharma, other than Mediconsult, have the right to put their Pharma membership interests to the Company in exchange for shares of the Company's common stock.

5. Noncash Financing and Investing Activities

Noncash financing activities in 2000 include the acquistion of Web Northstar Interactive, Corp. and Storknet.com (Note 2). These noncash investing activities resulted in a total of 468,837 shares being issued with a deemed value of $2,900,000. Noncash financing activities for 1999 include: April 6, 1999, in conjunction with a

                             Mediconsult.com, Inc.

5. Noncash Financing and Investing Activities (continued)

public offering of the Company's common stock, $3,200,000 of the senior preferred stock and $4,300,000 of the junior preferred stock were converted to common stock. In addition, the Company assumed debt in the amount of $5,300,000 of which $4,700,000 was outstanding at December 31, 1999 (Note 8). Noncash investing activities included the acquisitions noted in Notes 3 and 4. These resulted in a total of 19,446,569 shares being issued with a deemed value of $166,800,000.

Noncash financing activity for the year 1998, was for the acquisition of PharmInfo.com in December 1998. This noncash investing activity resulting in 100,000 shares being issued with a deemed value of $800,000.

6. Fixed Assets

Fixed assets consist of the following:

                                                      December 31,
                                               2000                 1999
                                    -----------------------------------------


    Computer equipment                       $ 3,334,420           $1,935,382
    Computer programming                       2,141,511            1,019,440
    Furniture and equipment                      529,141              242,335
    Leasehold improvements                         9,319               24,262
                                    -----------------------------------------
                                               6,014,391            3,221,419
    Accumulated depreciation                  (3,359,695)            (929,647)
                                    -----------------------------------------
                                             $ 2,654,696           $2,291,772
                                    =========================================

                             Mediconsult.com, Inc.

7. Intangible Assets

The Company's intangible assets consist of the following:

                                                      December 31,
                                               2000                 1999
                                    ----------------------------------------


         Goodwill                             $4,240,974        $173,517,251
         Other intangible assets                  12,004             500,000
         Software                                152,367           7,730,000
         Customer lists                          148,989           6,206,000
         Trademarks                              147,693           6,152,000
         Work force                               47,973           2,142,000
                                    ----------------------------------------
                                               4,750,000         196,247,251
         Accumulated amortization                      -          (3,131,770)
                                    ----------------------------------------
                                              $4,750,000        $193,115,481
                                    ========================================


8. Notes Payable

Notes payable consist of advances from POL's shareholders made to provide POL with working capital prior to the acquisition by Mediconsult. As of December 31, 1999, approximately $4,900,000 was due to be paid in 2000 of which, $2,600,000 was paid on February 29, 2000. The remaining balance of approximately $2,300,000 was due to be paid on October 31, 2000, but is currently in default. The Company is required to convert the note payable into common stock of the Company as a condition of the proposed Merger (see Note 21).

Accrued interest payable at December 31, 2000 and 1999 was $639,455 and $477,276, respectively and is included in accounts payable and accrued liabilities.

9. Advances from Shareholder

Advances from shareholder were interest free and repayable on demand. The balance outstanding as of December 31, 1999 was paid in March 2000 to the shareholder.

                             Mediconsult.com, Inc.

10. Capital Stock

Senior Preferred Stock

On February 26, 1999, the Company sold in a private placement an aggregate of 506,329 shares of newly designated voting senior preferred stock at $6.32 per share and warrants exercisable for five years to purchase 224,000 shares of the senior preferred stock at $6.32 per share to Nazem & Company IV, L.P. Transatlantic Venture Fund C.V. (a joint venture of Nazem & Company and Banque Nationale de Paris) and certain other individual investors, for an aggregate of $3,200,000. The senior preferred stock contains a redemption provision whereby the holder has the option to receive $6.32 per share, plus declared and unpaid dividends, at any time after February 25, 2003. In addition, the Company recognized a senior preferred stock dividend of approximately $859,000 in 1999. Such amount represents the intrinsic value of the beneficial conversion feature using the conversion terms that are most beneficial to the holders. During April 1999, all shares of senior preferred stock and accumulated dividends were converted into an equal number of common shares. As of December 31, 2000 and 1999, 224,000 warrants remained outstanding, however such warrants are exercisable into an equal number of shares of common stock.

Junior Preferred Stock

In September 1998, the Board of Directors and the stockholders, respectively, approved an amendment to the Certificate of Designation of the Preferred Stock to, among other things, change the existing $10 Noncumulative Preferred Stock to a cumulative preferred stock and change the name to "Preferred Stock". Under the amendment, each issued and outstanding share of Preferred Stock entitles the holder of record to receive cumulative dividends payable in additional shares of Preferred Stock at the rate of 8% per annum, payable semi-annually. Each share of Preferred Stock is automatically convertible into shares of Common Stock, subject to an adjustment, upon certain occurrences. The conversion rate of the Preferred Stock has standard anti-dilution protections in the event of stock splits, dividends, combinations, mergers and reorganizations, but is not protected from issuances below the base conversion rate. No dividends were declared prior to September 30, 1998, when dividends on such shares became cumulative. During April 1999, all shares of junior preferred stock and accumulated dividends were converted into 3,732,752 common shares.

                             Mediconsult.com, Inc.

11. Stock Options

The Company maintains its 1996 Stock Option Plan (the "Plan") to provide incentives to employees, directors and consultants. The maximum term of options granted under the Plan is ten years. The Board of Directors has the exclusive power over the granting of options and their vesting provisions. During the year ended December 31, 1999, the number of shares of common stock covered by the Plan was increased from 2,500,000 to 7,000,000.

Stock options for common stock comprise:


                                        2000                            1999                            1998
                          --------------------------------  ------------------------------   ------------------------------
                                                Weighted-                       Weighted-                       Weighted-
                                                Average                         Average                         Average
                               Number Of        Exercise       Number of        Exercise       Number of        Exercise
                                Shares           Price          Shares           Price          Shares           Price
                          -------------------------------------------------------------------------------------------------
Outstanding--
  Beginning of year            4,008,651         $4.50         2,716,000         $0.37        1,150,000          $0.25
Granted during the year        2,336,047          1.17         3,627,851          5.30        2,605,050           0.38
Exercised during the year     (1,266,238)         0.66        (2,236,400)         0.11       (1,028,550)          0.23
Forfeited during the year     (1,918,406)         6.80           (98,800)         4.33          (10,500)          0.29
                          ------------------------------------------------------------------------------------------------
Outstanding--end of year       3,160,054         $4.12         4,008,651         $4.50        2,716,000          $0.37
                          ================================================================================================
Exercisable--end of year         265,110         $1.89         1,564,285         $1.84        2,318,800          $0.12
                          ================================================================================================

In 1999, options granted during the year include 1,465,151 POL options converted to options to acquire the Company's common stock upon the closing of the acquisition. The weighted-average exercise price of these options after conversion was $1.53.

                                         Options Outstanding                          Options Exercisable
                       ------------------------------------------------------------------------------------------
                                                   Weighted-
                                                   Average           Weighted-                         Weighted-
                                                   Remaining          Average                           Average
   Range of Exercise          Number               Contractual        Exercise           Number         Exercise
        Prices             Outstanding             Life (years)        Price           Exercisable       Price
-----------------------------------------------------------------------------------------------------------------
     $0.50 - $ 0.99              1,715,201              9.03            $ 0.82           210,650          $0.58
     $1.00 - $ 3.50                812,853              8.73            $ 1.93            14,460          $1.07
     $5.00 - $ 7.50                166,200              8.70            $ 6.24                --             --
     $8.00 - $ 8.75                249,700              8.90            $ 8.40            40,000          $8.38
     $9.00 - $13.00                216,100              8.29            $12.71                --             --

                             Mediconsult.com, Inc.

11. Stock Options (continued)

During the years ended December 31, 2000 and 1999 the fair values of the options granted to employees, recognized as deferred expense, excluding options converted from POL in 1999, were $2,658,570 and $13,162,050, respectively. In 1999, the fair value of unvested options issued in exchange for POL options was valued at $3,841,314. Such amount will be expensed over the remaining vesting period.

The fair values of each option granted was estimated using the Black-Scholes option-pricing model. The following assumptions were used in computing the fair value of the option grants in 2000 and 1999: expected volatility of the common stock ranging between 118% and 135% and 110% and 133% respectively; expected lives ranging from one to four years; zero dividend yield and weighted-average risk-free interest rate of 6.00%.

12. Restructuring

During the third quarter of 2000, the Company initiated a restructuring program. The restructuring was intended to reduce its cost structure for website operations, and to focus resources on its core businesses related to educating and connecting physicians and patients. The restructuring plan was adopted due to several related factors, including the continued diffficulty in successfully executing a consumer oriented business model and the costs associated with maintaining and enhancing the Company's consumer web properties, including Mediconsult.com, Heartinfo.org, Cyberdiet.com, Storknet.com, and Pharminfo.com. Furthermore, the capital market's change in valuation of web-based healthcare companies has made the raising of additional capital more difficult. The restructuring predominantly affected operations of the Company's Canadian location.

A charge of approximately $2,800,000 was recorded with respect to the restructuring of the Company's Canadian location and website operations in the third quarter of 2000. Approximately 100 employees were notified of terminations as operations were curtailed in line with current demands for Mediconsult's products. As a result, 96 emplyoyees were terminated as of September 30, 2000 and the remaining employees were terminated as of December 31, 2000.

                             Mediconsult.com, Inc.

12. Restructuring (continued)

                                     Employee                               Other Long-Term
                                   Compensation       Operating Leases         Contracts              Total
                               -----------------------------------------------------------------------------------
Accrual in third quarter            $1,338,826           $ 660,135             $ 831,639           $ 2,830,600
Adjustment to the accrual                    -            (113,876)             (548,403)             (662,279)
Payments made through
 December 31, 2001                    (997,492)           (314,483)              (62,512)           (1,374,487)
                              -----------------------------------------------------------------------------------
Balance at December 31, 2000        $  341,334           $ 231,776             $ 220,724           $   793,834
                              ===================================================================================

13. Impairment of Long-Lived Assets

As a result of the Company's restructuring program, resulting in the closing of its Canadian location and related operations, the Company has realized an impairment of long-lived assets. A charge of approximately $7,000,000 was recorded related to the write-off of the carrying value of goodwill originally acquired with the purchase of the operations affected by the restructuring. Management has determined that there are no future cash flows associated with the goodwill. In addition, certain fixed assets used in the restructured operations were disposed of during the fourth quarter resulting in a charge of approximately $300,000 to reflect a reduction in their carrying value to approximate their fair value, which is the estimated disposal sales price of the fixed assets.

At December 31, 2000, the Company determined that as a result of the significant losses, negative cash flows from operations and other indicators, the carrying amount of intangible assets (primarily goodwill) may not be recoverable. On January 9, 2001, the Company approved a proposed merger with Andrx. Under the terms of the merger agreement, the Company's shareholders will receive 0.143 shares of Andrx - Cybear tracking stock for each share of the Company's stock. Based upon the fair value of the Company as determined by the merger agreement, the Company recognized a charge for impairment of long-lived assets for its intangible assets of approximately $143,000,000 as of December 31, 2000 (see
Note 7). Under the merger agreement, the value of the consideration to be received by the Company's shareholders was estimatied based upon issuance of approximately 11,731,500 shares of Andrx - Cybear tracking stock with an estimated fair value of $0.48 per share less the book value of current assets and liabilities (adjusted for certain current liabilities to be satisfied by issuance of Andrx - Cybear tracking stock upon the effective date of the porposed merger) at December 31, 2000.

                             Mediconsult.com, Inc.

14. Warrants

On March 23, 2000, the Company and Andersen Consulting ("Andersen") entered into a warrant agreement under which the Company issued Andersen warrants to purchase 1,503,425 shares of the Company's common stock at an exercise price of $3.8125 per share in connection with consulting services rendered by Andersen to the Company under a consulting service agreement signed on September 10, 1999. The warrants have a term of five years and vest over time, based upon consulting services performed by Andersen on the Company's behalf. In connection with the issuance of these warrants, the Company reserved 1,503,425 shares of common stock issuable upon exercising of these warrants. The Company accounts for these warrants in accordance with EITF 96-18. Accordingly, the Company recognized expense for the year ended December 31, 2000 for these warrants of approximately $3,900,000. At December 31, 2000, the Company has a liability of $2,100,000 to Andersen for consulting services. The Company has entered into an agreement with Andersen for Andersen to be paid $200,000 in cash and $1,900,000 in Andrx-Cybear tracking stock upon the effective date of the proposed merger with Andrx.

In addition to the warrants issued in connection with the Senior preferred stock as discussed in Note 10 the Company issued warrants to purchase 400,000 shares of common stock at an exercise price of $1.22 per share to Arnhold and S. Bleichroeder, Inc. in consideration of investment advisory services. These warrants have been delivered as follows: 200,000 were delivered upon initial filing of the Company's secondary offering prospectus in April 1999 and have been exercised and 100,000 were delivered on March 15, 2000. The delivery of the remaining 100,000 warrants was subject to the continued performance of financial advisory services for the Company. However, the services were not performed and the warrants were forfeited. As a result, a reversal of previously recognized expense in 1999 was recorded in 2000 of approximately $306,000. The warrants that expire on March 1, 2004, have net issue election and anti-dilution provisions comparable to the senior preferred stock warrants. These warrants do not confer upon the holder any voting or any other right of a stockholder.

                             Mediconsult.com, Inc.

15. Earnings Per Share

For each of the years ended December 31, 2000, 1999, and 1998, the Company reported net losses and, therefore, common stock equivalents were not included in the calculation of diluted earnings per share since such inclusion would have been anti-dilutive. The following common stock equivalents have been excluded from diluted per share amounts because their effect would have been anti-dilutive:

                                                             December 31
                                             2000               1999               1998
                                   ---------------------------------------------------------
      Options                             3,160,054          4,008,651          2,716,000
      Warrants                            4,990,000            424,000                  -
      Convertible preferred stock                 -                  -          4,300,000
                                   ---------------------------------------------------------
                                          8,150,054          4,432,651          7,016,000
                                   =========================================================

16. Income Taxes

The Company's operations are conducted by its U.S., Bermudan and Canadian subsidiaries. The Bermuda subsidiary has received an undertaking from the Bermuda Government exempting it from all local income, profits and capital gains taxes until the year 2016. At the present time, no such taxes are levied in Bermuda, however, there can be no assurance that the Bermuda subsidiary will not be deemed to be transacting business in the U.S. by regulatory authorities and therefore become subject to U.S. taxation. The Company and its U.S. subsidiary are Delaware companies and the Canadian subsidiary is incorporated under the laws of that country. The Company and its U.S. and Canadian subsidiaries are subject to income tax, however no income tax provision has been recorded for the years ended December 31, 2000 1999, or 1998 as the Company has experienced net operating losses in each year for both U.S. and foreign income tax purposes.

The primary difference between the Company's effective income tax rate and the Federal statutory tax rate is attributable to the valuation allowance recorded on all deferred tax assets and the difference between the U.S. and foreign income tax rates.

                             Mediconsult.com, Inc.

16. Income Taxes (continued)

The tax effect of temporary differences, net operating losses and tax credit carryforwards as of December 31, 2000, 1999 and 1998 are as follows:

                                                     2000                   1999                   1998
                                          --------------------------------------------------------------------

           U.S. deferred tax assets             $  16,405,491         $   3,530,011              $       --
           Foreign deferred tax assets              6,986,194             2,884,139                 580,060
           Valuation allowance                    (23,391,685)           (6,414,150)               (580,060)
                                          --------------------------------------------------------------------
                                                $           -         $           -              $        -
                                          ====================================================================

The Company has recorded a valuation allowance against all deferred tax assets considering its history of net operating losses and uncertainty regarding the Company's ability to generate sufficient taxable income in the future to utilize these deferred tax assets.

As of December 31, 2000, the Company will have available upon the filing of its U.S. and Canadian tax returns, net operating loss carryforwards of approximately $46.9 million and $15.7 million, respectively, which will expire in various years through 2020. As of December 31, 1999 and December 31, 1998, the Company will have available upon the filing of its, U.S. and Canadian tax returns, net operating loss carryforwards of approximately $16.6 million and $1.3 million respectively. In addition, at December 31, 2000, 1999 and 1998 the Company has no undistributed foreign earnings.

17. Defined Contribution Benefit Plans

Beginning in 1999, through a professional organization, NELCO Companies, Mediconsult made available a 401K employee savings plan to the United States based employees. The plan is not contributed to by Mediconsult. Employee contributions are limited to the lesser of 15% of each employee's annual compensation and the statutory limit on such contributions.

                             Mediconsult.com, Inc.

17. Defined Contribution Benefit Plans (continued)

POL established a 401K employee savings plan on January 1, 1995, which was amended on April 1, 1998. The plan was not contributed to by the Company. Employee contributions are limited to the lesser of 15% of each employee's annual compensation and the statutory limit on such contributions. The POL 401K employee savings plan was adopted by the Company in connection with the acquisition of POL. As a result of the Company's pending Merger, the Company's 401K employee savings plan was terminated on March 15, 2001.

18. Commitments and Contingencies

The Company has various operating leases in effect for corporate and operating activities. The operating leases expire over the next one to five years. Certain leases contain escalation charges for real estate taxes and electricity. Rent expense for the years ended December 31, 2000 and 1999 was $1,437,039 and $497,340, respectively. Future minimum lease payments under non cancelable operating leases are as follows:

               2001                         $1,711,218
               2002                          1,727,445
               2003                          1,400,353
               2004                          1,145,229
               2005                            231,343

Subsequent to December 31, 2000, the Company negotiated agreements to terminate leases for its Tarrytown, Pennsylvania and Toronto offices. These termination agreements are conditional upon the completion of the Company's pending merger (Note 21). In the event the merger is completed, the Company will make payments totaling $652,000 and will forfeit previously paid security deposits of approximately $123,000 in consideration of the termination of these leases as of the effective date of the merger.

                             Mediconsult.com, Inc.

19. Litigation

The Company's wholly-owned subsidiary, POL is a defendant in a lawsuit in which a former officer and director of POL alleges, among other things, that POL violated securities laws in selling stock to the former officer and that POL breached its employment agreement with the former officer. This action is currently in the United States District Court in New York. POL has made a motion in the United States District Court action seeking dismissal of the action. By Order dated August 14, 1997, United States District Court Judge for the Southern District of New York (a) dismissed the first two counts of the former officer's Amended Complaint alleging violation of certain provisions of the Securities Act of 1933 with prejudice, and (b) dismissed the third, fourth and sixth counts of the former officer's Amended Complaint alleging securities fraud, common law fraud and negligent misrepresentation; with leave to replead. By letter dated November 4, 1997, the former officer notified the Court of the former officer's decision not to replead the former officer's third, fourth and sixth counts at this time. Management, based on the advice of its legal counsel, believes that the ultimate outcome of this action will not have a material adverse effect on the Company's financial position or results of operations.

The Company is party to an arbitration proceeding in which the International Council of Infertility Information Dissemination is pursuing a claim that the Company has violated the exclusive sponsorship agreement between it and the Company. The Company believes it has meritorious defenses to the claims asserted in the settlement discussions. On February 1, 2000, the Company reached a settlement with the International Council of Infertility Information Dissemination; whereas, the Company will pay approximately $228,000 to the International Council of Infertility Information Dissemination following the effective time of the Company's proposed merger with Andrx.

The Company is also party to a number of other claims and lawsuits that are incidental to the ordinary course of business. Management, based on the advice of its legal counsel, believes that the outcome of any such claims and lawsuits will not have a material adverse effect on the Company's financial position.

                             Mediconsult.com, Inc.

20. Related Party Transactions

During the years ended December 31, 1999 and 1998, advances from shareholders of $315,000 and $2,169,751, respectively, were made to the Company, of which none were converted to common stock in 2000 and 1999. However, in 1998, $1,800,000 was converted into common stock. As of December 31, 2000, 1999 and 1998, amounts of $315,000, $513,610 and $30,000 respectively, were repaid by the Company to the shareholders.

The Company has an office in Hamilton, Bermuda, occupying space in the office of Robert A. Jennings, Chief Executive Officer and shareholder, at no cost.

21. Subsequent Events

On January 9, 2001, the boards of directors of Andrx and the Company approved a merger agreement that will result in the Company becoming a wholly-owned subsidiary of Andrx. If the Merger is completed, stockholders of record (who approved the merger on March 20, 2001) will receive shares of the class of Andrx common stock, which tracks the Internet business of Andrx, known as the Cybear Group, and is referred to as Cybear tracking stock, in exchange for shares of the Company's common stock. The Company expects that the merger will be tax-free to stockholders and Andrx. The boards of directors of Andrx and the Company believe that the merger should provide benefits to both the Company and Andrx.

The Company stockholders will receive, in the aggregate and subject to adjustment, 11,731,459 shares of Cybear tracking stock in the merger, or approximately 42.9% of the issued and outstanding shares of Cybear tracking stock for the outstanding shares of Mediconsult's common stock. Under the merger agreement, options and warrants to purchase the Company's common stock that are outstanding immediately before the effective date of the merger will be assumed by Andrx and converted into options and warrants to purchase Cybear tracking stock at the rate of 0.1430 shares, subject to adjustment, of Cybear tracking stock for each share of the Company's common stock into which options or warrants are convertible. The merger is subject to several conditions including the restructuring of certain obligations and the amendment of certain agreements of the Company which is not expected to have a material impact to the Company's financial position.

                             Mediconsult.com, Inc.

21. Subsequent Events (continued)

The number of shares of Cybear tracking stock that the Company stockholders will receive in the merger is subject to adjustment, as noted above. By adopting the merger agreement, the Company stockholders agree that 20% of the total number of shares of Cybear tracking stock to be issued in the merger will not be issued until a balance sheet as of the closing date of the merger is agreed upon by Andrx and the Company. Consequently, the exact number of shares of Cybear tracking stock the Company's stockholders will receive may be less than 11,731,459 but not less than 9,385,723.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                      ANDRX CORPORATION AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


     The unaudited pro forma condensed consolidated balance sheet as of March 31, 2001 and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2001 and for the year ended December 31, 2000 give pro forma effect to:

          The merger of Mediconsult.com, Inc. ("Mediconsult") with a wholly-owned subsidiary of Andrx Corporation (the "Merger"). Upon completion of the Merger, Mediconsult became wholly-owned by Andrx Corporation and its results will be allocated to Cybear Group.

     The audited pro forma condensed consolidated statements of operations for the year ended December 31, 2000, also give effect to:

          Andrx Corporation's reorganization which occurred on September 7, 2000 (the "Reorganization"). The Reorganization created two classes of Andrx Corporation common stock: Cybear Group common stock, to separately track the performance of Cybear, its subsidiaries and certain potential future internet subsidiaries of Andrx Corporation, and Andrx Group common stock, to track the performance of Andrx Corporation and subsidiaries, other than its ownership of Cybear, its subsidiaries and certain potential future internet subsidiaries of Andrx Corporation.

     The unaudited pro forma condensed consolidated balance sheet includes the effects of the Merger as if it occurred as of March 31, 2001. Andrx Corporation's historical balance sheet as of March 31, 2001, already includes the effects of the Reorganization. The unaudited pro forma condensed consolidated statements of operations give effect to the Merger as if it had occurred at the beginning of each period presented. The historical statements of operations for the three months ended March 31, 2001 already includes the effects of the Reorganization. Andrx Corporation has also presented supplemental unaudited pro forma condensed consolidated balance sheet and statement of operations information for the Andrx Group and the Cybear Group.

     Holders of Andrx common stock and Cybear common stock have no specific rights to the assets, operating results and cash flows of Andrx or Cybear, as Andrx Corporation holds title to all its assets and is responsible for all of its liabilities, operating results and cash flows regardless of how it allocates assets and liabilities among the classes of common stock and are therefore subject to the risks of investing in the business, assets and liabilities of Andrx Corporation as a whole. For instance, the assets allocated to each class of common stock may be subject to Company-wide claims of creditors and shareholder litigation. Andrx and Cybear are subject to all the risks and uncertainties of Andrx Corporation detailed herein or detailed from time to time in Andrx Corporation's filings with the SEC.

     The unaudited pro forma condensed consolidated financial data is provided for informational purposes only and is not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor is it necessarily indicative of the results of operations that may be expected to occur in the future. The unaudited pro forma condensed consolidated financial data is based upon assumptions that Andrx Corporation believes are reasonable and should be read in conjunction with the unaudited consolidated financial statements and the accompanying notes thereto included in Andrx Corporation's Quarterly Reports on Form 10-Q for the three months ended March 31, 2001 and the audited consolidated financial statements and accompanying notes thereto, included in Andrx Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

                      ANDRX CORPORATION AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                MARCH 31, 2001
                                (in thousands)



                                                  Historical                                   Pro Forma
                                         ---------------------------     --------------------------------------------------------
                                                                                              Andrx         Andrx         Cybear
                                                                          Purchase         Corporation      Group         Group
                                            Andrx                        Accounting         Including     Including     Including
                                         Corporation     Mediconsult     Adjustments         Merger         Merger        Merger
                                         -----------     -----------     -----------       -----------    ----------    ---------
ASSETS
Current assets
  Cash and cash equivalents              $    84,646     $       230     $         -       $    84,876    $   83,048    $   1,828
  Investments available-for-sale,
   at market value                           205,240               -               -           205,240       194,856       10,384
  Accounts receivable, net                   103,381             500               -           103,881       102,057        1,824
  Inventories                                115,476               -               -           115,476       115,476            -
  Other current assets, net                   30,722           1,625               -            32,347        30,619        1,728
                                         -----------     -----------     -----------       -----------    ----------    ---------
    Total current assets                     539,465           2,355               -           541,820       526,056       15,764

Property, plant and equipment, net            96,243           1,989               -            98,232        90,598        7,634

Goodwill and other intangibles, net           50,716           4,438           9,610  (F)       60,326        37,652       22,674
                                                                              (4,438) (C)
Other assets, net                             11,291               -               -            11,291         8,367        2,924
                                         -----------     -----------     -----------       -----------    ----------    ---------
    Total assets                         $   697,715     $     8,782     $     5,172       $   711,669    $  662,673    $  48,996
                                         ===========     ===========     ===========       ===========    ==========    =========

LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)

    Total current liabilities            $    99,723     $    12,218     $     1,927  (B)  $   108,912    $   97,666    $  11,246
                                                                                (721) (D)
                                                                              (1,900) (E)
                                                                              (2,335) (D)

    Total stockholders' equity
     (deficit)                               597,992          (3,436)          3,436  (F)      602,757       565,007       37,750
                                                                               4,765  (A)
                                         -----------     -----------     -----------       -----------    ----------    ---------
    Total liabilities and
     stockholders' equity (deficit)      $   697,715     $     8,782     $     5,172       $   711,669    $  662,673    $  48,996
                                         ===========     ===========     ===========       ===========    ==========    =========

   The accompanying notes to the unaudited pro forma condensed consolidated balance sheet are an integral part of this statement.

                      ANDRX CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      BALANCE SHEET AS OF MARCH 31, 2001
            (in thousands, except for share and per share amounts)


A. Reflects the $4,765 purchase price of Mediconsult (approximately 11,731,000 shares of Cybear Group stock) determined based on the exchange ratio of shares of Cybear Group stock for each share of Mediconsult common stock pursuant to the Merger agreement at the Cybear Group stock price of $0.4062 per share as of March 31, 2001.

B.   Reflects Cybear Group estimated Merger transaction costs of $1,927.

C. Represents the elimination of historical Mediconsult goodwill and other intangibles of $4,438.

D. Reflects the conversion of Mediconsult notes payable of $2,335 plus accrued interest of $721, into 21,996,161 shares of Mediconsult common stock immediately prior to the closing of the Merger.

E. Reflects the conversion of $1,900 of Mediconsult accounts payable to Accenture (formerly known as Andersen Consulting) into 11,731,286 shares of Mediconsult common stock immediately prior to the closing of the Merger.

F.   Goodwill resulting from the Merger is derived as follows:

       Purchase price for Mediconsult (See A)                                              $    4,765
       Cybear Group estimated Merger transaction costs (See B)                                  1,927
       Historical net liabilities of Mediconsult at
           March 31, 2001 (approximates estimated fair value)                 $  3,436
       Less elimination of historical Mediconsult goodwill and other
           intangibles (See C)                                                   4,438
       Mediconsult notes payable converted into Mediconsult
           common shares prior to closing (See D)                               (2,335)
       Mediconsult accrued interest on notes payable converted into
           Mediconsult common shares prior to closing (See D)                     (721)
       Mediconsult accounts payable converted into Mediconsult common
           shares prior to closing (See E)                                      (1,900)
                                                                              --------
       Adjusted net liabilities assumed                                                         2,918
                                                                                           ----------
                                                                                           $    9,610
                                                                                           ==========

       Estimated goodwill of $9,610 will be amortized over an estimated life of five years. This results in annual amortization of $1,922 or $480 per quarter. The final allocation of purchase price may differ materially from amounts assumed in the accompanying pro forma information.

                      ANDRX CORPORATION AND SUBSIDIARIES
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE THREE MONTHS ENDED MARCH 31, 2001
            (in thousands, except for share and per share amounts)


                                           Historical                                             Pro Forma
                                 ------------------------------    ----------------------------------------------------------------

                                                                                            Andrx
                                                                   Merger Purchase       Corporation     Andrx Group   Cybear Group
                                                                     Accounting           Including       Including      Including
                                 Andrx Corporation   Mediconsult     Adjustments            Merger          Merger         Merger

                                 -----------------   -----------   ---------------       -------------   -----------   ------------
Total Revenues                   $         157,342   $       886   $             -       $     158,228   $   155,759   $      2,469
                                 -----------------   -----------   ---------------       -------------   -----------   ------------


Operating expenses
  Cost of goods sold                        94,732             -                 -              94,732        93,861            871
  Selling, general and
   administrative                           22,518             -                 -              22,518        22,518              -
  Research and development                  14,656             -                 -              14,656        14,656              -
  Cybear Inc. Internet
   operating expenses                        5,490         4,432               (33) (7)         10,056             -         10,056
                                                                               480  (8)
                                                                              (313) (8)

  Non-recurring charges                          -           752                 -                 752             -            752

                                 -----------------   -----------   ---------------       -------------   -----------   ------------
Total operating expenses                   137,396         5,184               134             142,714       131,035         11,679

                                 -----------------   -----------   ---------------       -------------   -----------   ------------
Income (loss) from operations               19,946        (4,298)             (134)             15,514        24,724         (9,210)


Other income (expense)
  Interest income (expense),
   net                                       3,513           (79)               82  (9)          3,516         3,301            215

                                 -----------------   -----------   ---------------       -------------   -----------   ------------
Income (loss) before
  income taxes (benefit)                    23,459        (4,377)              (52)             19,030        28,025         (8,995)


Income taxes (benefit)                       8,856             -            (1,473) (10)         7,383         7,383              -
                                 -----------------   -----------   ---------------       -------------   -----------   ------------


Net income (loss)                $          14,603   $    (4,377)  $         1,421       $      11,647   $    20,642   $     (8,995)
                                 =================   ===========   ===============       =============   ===========   ============

EARNINGS PER SHARE

ANDRX COMMON STOCK:
Net income allocated to Andrx
  Group                          $          19,169                                       $      20,642
                                 =================                                       =============

Net income per share
  of Andrx common stock:
  Basic                          $            0.28                                       $        0.30
                                 =================                                       =============

  Diluted                        $            0.27                                       $        0.29
                                 =================                                       =============

Weighted average shares of
  Andrx common stock
  outstanding:
  Basic                                 69,596,000                                          69,596,000
                                 =================                                       =============

  Diluted                               71,917,600                                          71,917,600
                                 =================                                       =============

CYBEAR COMMON STOCK:
Net loss allocated to
  Cybear Group                   $          (4,566)                                      $      (8,995)
                                 =================                                       =============
Basic and diluted net loss per
  share of Cybear common stock   $           (0.30)                                      $       (0.33)
                                 =================                                       =============

Basic and diluted weighted
  average share of Cybear
  common stock outstanding              15,203,000                                          26,934,000
                                 =================                                       =============

   The accompanying notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of this statement.

                      ANDRX CORPORATION AND SUBSIDIARIES
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2000
            (in thousands, except for share and per share amounts)

                    Historical          Pro Forma             Historical                         Pro Forma
                   ----------- ----------------------------- ----------- -----------------------------------------------------------

                                                                                            Andrx          Andrx          Cybear
                                                 Andrx                                   Corporation       Group          Group
                                               Corporation               Merger Purchase   Including      Including      Including
                      Andrx    Reorganization   Including                  Accounting   Reorganization Reorganization Reorganization
                   Corporation  Adjustments   Reorganization Mediconsult   Adjustments    and Merger     and Merger     and Merger

                   ----------- -------------- -------------- ----------- -------------- -------------- -------------- --------------
Total Revenues     $  519,960  $     33  (2)  $      519,993 $   20,589  $      -       $      540,582 $      514,985 $      25,597
                   ----------- ---------      -------------- ----------- ---------      -------------- -------------- --------------

Operating expenses
 Cost of goods
  sold                301,475                        301,475          -          -             301,475        297,218         4,257
 Selling, general
  and administra
  -tive                61,901                         61,901          -          -              61,901         61,901             -
 Research and
  development          46,669                         46,669          -          -              46,669         46,669             -
 Cybear Inc.
  Internet
  operating
  expenses             25,833      696   (3)          25,364     89,749     (1,167) (7)         75,603              -        75,603
                                 (1,202) (1)                                 1,922  (8)
                                     37  (2)                               (40,265) (8)
 Reorganization
  costs and other
  non-recurring
  charges               2,098    (2,098) (1)               -    152,276   (150,108) (8)          2,168              -         2,168

                  ----------- ---------       -------------- ----------  ----------     -------------- -------------- --------------
Total operating
 expenses             437,976    (2,567)             435,409    242,025   (189,618)            487,816        405,788        82,028


                  ----------- ---------      -------------- -----------  ---------      -------------- -------------- --------------
Income (loss)
 from
 operations            81,984     2,600              84,584    (221,436)   189,618              52,766        109,197       (56,431)


Other income
 (expense)
 Minority interest      4,146    (4,146) (4)              -           -          -                   -              -             -
 Interest income
  (expense), net       12,272         -              12,272         (37)       162 (9)          12,397         10,472         1,925

                  ----------- ---------      -------------- -----------  ---------      -------------- -------------- --------------
Income (loss)
 before income
  taxes (benefit)      98,402    (1,546)             96,856    (221,473)   189,780              65,163        119,669       (54,506)


Income taxes
 (benefit)             39,870    (1,536) (5)         38,334           -    (11,447) (10)        26,887         26,887             -
                  ----------- ---------      -------------- -----------  ---------      -------------- -------------- --------------

Net income (loss) $    58,532 $     (10)     $       58,522 $  (221,473) $ 201,227      $       38,276 $       92,782 $     (54,506)
                  =========== =========      ============== ===========  =========      ============== ============== ==============


EARNINGS PER SHARE

ANDRX COMMON STOCK:
Net income
 allocated to
 Andrx Group      $    66,873 (6)            $       81,335                             $       92,782
                  ===========                ==============                             ==============
Net income per
 share of Andrx
 common stock:
 Basic            $      0.99                $         1.20                             $         1.37
                  ===========                ==============                             ==============

 Diluted          $      0.95                $         1.15                             $         1.32
                  ===========                ==============                             ==============
Weighted average
 shares of Andrx
 common stock
 outstanding:
 Basic             67,756,400                    67,756,400                                 67,756,400
                  ===========                ==============                             ==============

 Diluted           70,455,800                    70,455,800                                 70,455,800
                  ===========                ==============                             ==============

CYBEAR COMMON STOCK:
Net loss allocated
 to Cybear Group  $    (8,341) (6)           $      (22,813)                            $      (54,506)
                  ===========                ==============                             ==============
Basic and diluted
 net loss per
 share of Cybear
 common stock     $     (0.55)               $        (1.50)                            $        (2.02)
                  ===========                ==============                             ==============
Basic and diluted
 weighted average
 share of Cybear
 common stock
 outstanding       15,203,000                    15,203,000                                 26,934,000
                  ===========                ==============                             ==============


   The accompanying notes to the unaudited pro forma condensed consolidated statements of operations are an integral part of this statement.

                      ANDRX CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
         FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND THE YEAR ENDED
                               DECEMBER 31, 2000
            (in thousands, except for share and per share amounts)



1) For the year ended December 31, 2000, reflects the elimination of fees and expenses of $2,098 and $1,202 incurred by Andrx Corporation and Cybear Inc., respectively, in connection with the Reorganization. As the effect of the costs is non-recurring, they have been eliminated in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000.

2) Reflects eliminations of intercompany transactions between Andrx Corporation and Cybear Inc., prior to the Reorganization.

3) For the year ended December 31, 2000, reflects the additional amortization of Reorganization goodwill of $696 for the period prior to the Reorganization (from January 1, 2000 to September 6, 2000). Such goodwill is amortized on a straight-line basis over an estimated life of ten years.

4) Reflects the elimination of $4,146 for historical minority interest resulting from Andrx Corporation minority ownership of Cybear which is eliminated as a result of the Reorganization.

5) Represents the income tax benefit allocated to Andrx Group pursuant to the Reorganization as follows:

                                                          Year Ended
                                                      December 31, 2000
                                                      -----------------
     Total Reorganization adjustments                 $          (1,546)
     Nondeductible Reorganization costs (See 1)                  (3,300)
     Nondeductible goodwill amortization (See 3)                    696
                                                      -----------------
     Taxable Reorganization adjustments                          (4,150)
     Federal and state statutory rate                                37%
                                                      -----------------
     Income tax benefit                               $          (1,536)
                                                      =================

6) Cybear's historical basic and diluted net loss per share for the year ended December 31, 2000 reflects only the $8,341 of net loss attributable to the period subsequent to the Reorganization (from September 7, 2000 to December 31, 2000). Andrx' historical earnings per share for the year ended December 31, 2000 includes its ownership for the period prior to the Reorganization (from January 1, 2000 to September 6, 2000).

7) Represents the reversal of compensation expense relating to options granted to Mediconsult employees as measured by Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation", amounting to $33 for the three months ended March 31, 2001 and $1,167 for the year ended December 31, 2000. Since Andrx Corporation uses Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", to account for stock options granted to employees, no compensation charges would have been recorded.

8) Represents amortization of $480 for the three months ended March 31, 2001 and $1,922 for the year ended December 31, 2000, of the total Mediconsult goodwill of $9,610 resulting from the Merger, the elimination of historical Mediconsult goodwill amortization of $313 for the three months ended March 31, 2001 and $40,265 for the year ended December 31, 2000, and the elimination of $150,108 for the impairment of historical Mediconsult goodwill and other intangible assets for the year ended December 31, 2000.

                      ANDRX CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
         FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND THE YEAR ENDED
                               DECEMBER 31, 2000
            (in thousands, except for share and per share amounts)


9) Represents the reversal of Mediconsult interest expense of $82 for the three months ended March 31, 2001 and $162 for the year ended December 31, 2000 relating to notes payable which were converted into Mediconsult common stock in connection with the Merger.

10) Represents the income tax benefit resulting from historical Mediconsult net losses allocated to Andrx Group pursuant to the terms of the Reorganization as follows:

                                                       Three Months Ended       Year Ended
                                                         March 31, 2001      December 31, 2000
                                                       ------------------    -----------------
     Historical Mediconsult
       loss before income taxes                        $           (4,377)   $        (221,473)
     Historical nondeductible impairment of
       Mediconsult goodwill and other intangible
       assets (See 8)                                                   -              150,108
     Historical nondeductible Mediconsult goodwill
       amortization (See 8)                                           313               40,265
     Mediconsult interest expense (See 9)                              82                  162
                                                       ------------------    -----------------
     Loss before income tax benefit                                (3,982)             (30,938)
     Federal and state statutory rate                                  37%                  37%
                                                       ------------------    -----------------
     Income tax benefit                                $           (1,473)   $         (11,447)
                                                       ==================    =================